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EXHIBIT 11


          STATEMENT REGARDING COMPUTATIONS OF PER SHARE EARNINGS

                             BGS SYSTEMS, INC.
                                           For the quarter ended
                                                 April 30,
                                             1995           1994
PRIMARY                                  --------------------------

Average shares outstanding                3,101,964      3,128,585

Net effect of stock options, if dilutive,
based on the treasury stock method using
the average market price                     14,256         16,271
                                        -----------    -----------
  Total                                   3,116,220      3,144,856
                                        -----------    -----------

Net income                              $ 1,872,683    $ 1,737,517
                                        ===========    ===========

Net income per share                    $       .60    $       .55
                                        ===========    ===========

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